UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     May 3, 2010

     RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1124608	11-3525548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2010, Response Genetics, Inc. (the “Company"), appointed David D. O’Toole as the Company’s Vice President and Chief Financial Officer.  In such role, Mr. O’Toole will also serve as the Company’s principal financial officer.

Mr. O’Toole brings to the Company more than 20 years of financial experience primarily focused in the life sciences and biotechnology industry. Previously, Mr. O’Toole was Executive Vice President and Chief Financial Officer at Abraxis Bioscience, Inc., a biotechnology company, where he was responsible for managing its global finance and accounting department from June 2008 until August 2009. Prior to joining Abraxis, Mr. O’Toole was a Partner at Deloitte & Touche LLP from 2000 until June 2008, where he was responsible for senior relationship management of large and medium sized life science and biotechnology companies in Southern California. Mr. O’Toole served as a Partner at Deloitte in its tax service group from 1997 until 2000, where he was responsible for developing creative international tax planning ideas. Mr. O’Toole received a B.S. in Accounting from the University of Arizona.

Employment Agreement of David O’Toole, Vice President and Chief Financial Officer

The Company and Mr. O’Toole entered into an employment agreement effective as of May 3, 2010 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. O’Toole is required to devote his full business time, attention and diligent efforts to the Company’s business. Mr. O’Toole’s annual base salary will be $255,000. Either the Company or Mr. O’Toole has the right to terminate Mr. O’Toole’s employment for any reason.

On May 3, 2010, Mr. O’Toole was granted options to purchase 100,000 shares of the Company’s common stock under the 2006 Employee, Director and Consultant Stock Plan with an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on May 3, 2010. Twenty-five percent of the options will vest on each of the first four anniversaries of the grant date, in each case subject to Mr. O’Toole’s continued employment by the Company. The options will also vest immediately upon a change in control, as defined in the employment agreement.  Mr. O’Toole is eligible for additional option grants as approved by our board of directors.

In the event that a change in control occurs during the first three years of his employment, and regardless of whether he is terminated, Mr. O’Toole will become entitled to receive a cash payment equal to six months’ salary, in the case of a change in control occurring during his first year of employment, or nine months’ salary, in the case of a change in control occurring during his second or third year of employment, at his base salary rate at the time of the change in control. In the event that any amounts received by Mr. O’Toole in connection with a change in control, whether under the Employment Agreement or otherwise, are considered excess parachute payments subject to additional excise taxes under the Internal Revenue Code, the Employment Agreement provides that such amounts will be reduced until no such amounts are considered excess parachute payments, if such reduction will result in a greater after-tax payment to him.

The Employment Agreement also places certain confidentiality, assignment of inventions, non-competition, and non-solicitation obligations on Mr. O’Toole.

Item 9.01. Financial Statements and Exhibits

(d)           The following exhibits are being filed with this report

Exhibit Number          Document Description

10.1 Employment Agreement between Response Genetics, Inc. and David D. O’Toole

99.1 Press Release Dated May 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Dated: May 5, 2010	By:	/s/ Kathleen Danenberg
	Name:	Kathleen Danenberg
	Title:	President and Chief Executive Officer